Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

JANUARY 26, 2010

by and among

SOLARWINDS, INC.,

SOLARWINDS WORLDWIDE, LLC,

SOLARWINDS SOFTWARE EUROPE (HOLDINGS) LIMITED,

SOLARWINDS SOFTWARE EUROPE LIMITED,

TEK-TOOLS, INC.,

THE SHAREHOLDERS OF TEK-TOOLS, INC.

and

U.S. BANK, NATIONAL ASSOCIATION

(With Respect to Article IX Only)

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TABLE OF CONTENTS

(Continued)

5.2	Rights to Intellectual Property	27
5.3	Brokers or Finders	27
5.4	Accredited Investor Status	27

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		27

6.1	Corporate Organization, Standing and Power	27
6.2	Authority	28
6.3	Parent Common Stock	28
6.4	Buyer SEC Documents	29
6.5	Financial Statements	29
6.6	Brokers or Finders	29

ARTICLE VII ADDITIONAL AGREEMENTS		30

7.1	Intentionally omitted	30
7.2	Tax Matters	30
7.3	Use of Trademarks	32
7.4	Further Assurances	32
7.5	Buyer Conduct With Respect to Profiler Product Bookings	33
7.6	Consents	33
7.7	Non-competition; Non-solicitation	33
7.8	Reimbursement of Accounting Expenses	34
7.9	Non-Reliance	34
7.10	Rule 144	34
7.11	Accounts Receivable	34
7.12	Purchased Subsidiary Interests	34

ARTICLE VIII [INTENTIONALLY OMITTED]		34

ARTICLE IX ESCROW AND INDEMNIFICATION		34

9.1	Survival of Representations, Warranties and Covenants	34
9.2	Indemnification	35
9.3	Limitations	36
9.4	Escrow	36
9.5	Third Party Claims	39
9.6	Escrow Agent’s Duties	40

ARTICLE X [INTENTIONALLY OMITTED]		42

ARTICLE XI GENERAL PROVISIONS		42

11.1	Notices	42
11.2	Interpretation	43
11.3	Entire Agreement; No Third Party Beneficiaries	43
11.4	Severability	44
11.5	Remedies Cumulative	44
11.6	Governing Law	44
11.7	Waiver of Jury Trial	44
11.8	Assignment	44

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TABLE OF CONTENTS

(Continued)

11.9	Rules of Construction	44
11.10	Legal Fees	45
11.11	Counterparts	45
11.12	Telecopy Execution and Delivery	45
11.13	Amendments and Waivers	45
11.14	Transaction Expenses	45
11.15	Brokers or Finders Fees	45
11.16	Public Disclosures	46
11.17	Seller Acknowledgement	46
11.18	USA Patriot Act Compliance	46

SCHEDULES

Schedule 1.1(x)	Hired Employees
Schedule 1.1(qq)	Seller Key Persons
Schedule 2.1(a)	Technology and Intellectual Property Rights
Schedule 2.1(b)	Assumed Contracts
Schedule 2.1(e)	Equipment
Schedule 2.2	Excluded Assets
Schedule 2.3(a)	Assumed Obligations
Schedule 2.3(b)	Retained Liabilities
Schedule 3.2(d)	Consents To Be Obtained Following Closing
Schedule 4.20	Persons who received written diligence requests

EXHIBITS

Exhibit A	Form of Key Person Non-competition Agreement
Exhibit B	Seller Disclosure Schedule
Exhibit C	Form of Assignment and Assumption of Obligations Agreement
Exhibit D	Form of Employee Proprietary Information Agreement
Exhibit E	Form of Employee Notice
Exhibit F	Form of Opinion of Seller Counsel
Exhibit G	Form of Bill of Sale
Exhibit H	Form of Patent Assignment Agreement
Exhibit I	Form of Copyright Assignment Agreement
Exhibit J	Form of Trademark Assignment Agreement
Exhibit K	Form of Domain Name Registration Assignment Agreement
Exhibit L	US. Bank, National Association, Money Market Account
Exhibit M	Escrow Agent Fee Schedule

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 26, 2010 by and among SolarWinds, Inc., a Delaware corporation (the “Parent”), SolarWinds Worldwide, LLC, a Delaware limited liability company and a subsidiary of Parent (“Worldwide”), SolarWinds Software Europe (Holdings) Limited, an Irish company and a subsidiary of Parent (“Holdings”), SolarWinds Software Europe Limited, an Irish company and a subsidiary of Parent (“Europe” and, together with Parent, Worldwide and Holdings, “Buyer”), Tek-Tools, Inc., a Texas corporation (the “Seller”), each of the shareholders of Seller (collectively, the “Shareholders”), and, solely for purposes of Article IX hereof, U.S. Bank, National Association (the “Escrow Agent”). Seller, the Shareholders and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS: Upon the terms and subject to the conditions of this Agreement, Seller wishes to sell to Buyer all of the assets of Seller that relate to or are currently or were formerly used in, or that have been under development for use in, the conduct of the Profiler Business (as defined in Section 1.1(ii)) and to transfer to Buyer certain specified obligations of Seller;

WHEREAS: Concurrent with the execution and delivery of this Agreement, and as a material inducement to Buyer to enter into this Agreement and to preserve and protect the goodwill of the Profiler Business, Seller has agreed to the provisions of Section 7.7 hereof and each Seller Key Person has executed and delivered to Buyer a Key Person Non-competition Agreement, in each case to be effective upon the Closing; and

WHEREAS: Upon the terms and subject to the conditions of this Agreement, Buyer wishes to acquire such assets and to assume such obligations.

NOW, THEREFORE: In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the term:

(a) “Buyer Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, change or effect, in each of the foregoing cases at or before Closing, that, in the aggregate, (i) is or could reasonably be expected to become materially adverse to Buyer’s business, operations, results of operations, condition (financial or other), prospects, properties, tangible or intangible assets or liabilities of Buyer and its subsidiaries (taken as a whole), or (ii) materially impairs or could reasonably be expected to materially impair the ability of Buyer to consummate any of the transactions contemplated by this Agreement or any of the Transaction Documents; provided, however, that none of the following in and of itself shall be deemed a Buyer Material Adverse Effect:

(i) any failure on the part of Buyer to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (provided, however, that the facts leading to such failure shall be taken into account in determining whether there has been, or would be, a Buyer Material Adverse Effect);

(ii) any adverse effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenue or net income or disruption of business relationships) arising from:

(1) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof;

(2) provided that such event, change or action does not affect Buyer in a substantially disproportionate manner, other conditions affecting:

a) the industry or any industry section in which Buyer operates or participates; or

b) the U.S. economy or financial markets or any foreign economy or financial markets in any location where Buyer has material operations or sales;

(3) the taking of any action by Seller; or

(4) any breach of this Agreement by Seller.

(b) “Closing Balance Sheet” has the meaning assigned to such term in Section 4.5.

(c) “Closing Cash Consideration” means (i) $26,000,000 reduced by (ii) the Working Capital Shortfall, if any.

(d) “Closing Consideration” shall mean the Closing Cash Consideration and the Closing Share Consideration.

(e) “Closing Share Consideration” means a number of shares of Parent Common Stock equal to (x) $8,000,000 divided by (y) the Parent Stock Price (rounded to the nearest whole share, with 0.5 being rounded up).

(f) “Closing Working Capital Amount” means an amount equal to Seller’s (i) cash balance plus (ii) accounts receivable minus (iii) trade payables minus (iv) liabilities (excluding Deferred Revenue Liabilities and Retained Liabilities), in each case, as of the Closing Date and as indicated on the Closing Balance Sheet.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Contingent Consideration” means $2,000,000.

(i) “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any bankruptcy Law.

(j) “Deferred Revenue Liabilities” means the deferred revenue reflected on the Closing Balance Sheet to the extent it is attributed to ongoing support obligations of Seller arising in the ordinary course of business of Seller.

(k) “Earn Out Consideration” shall mean $2,000,000.

(l) “Employee Notice” means the notice as set forth as Exhibit E hereto.

(m) “Employee Proprietary Information Agreement” means the agreement set forth as Exhibit D hereto, which includes non-competition and non-solicitation provisions.

(n) “Encumbrances” means any priority, lien, pledge, hypothecation, claim, infringement, charge, mortgage, security interest, encumbrance, prior assignment, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(o) “Environmental Law” means any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

(p) “Environmental Permit” means any permit, approval, identification number, license or other authorization obtained by Seller or any subsidiary as required under or issued pursuant to any applicable Environmental Law.

(q) “Escrow Amount” means the Escrow Cash and the Escrow Shares.

(r) “Escrow Cash” means $2,000,000.

(s) “Escrow Shares” means a number of shares of Parent Common Stock equal to (x) $2,000,000 divided by (y) the Parent Stock Price (rounded to the nearest whole share, with 0.5 being rounded up).

(t) “Excess Accounts Receivable” means the amount by which Seller’s accounts receivable as indicated on the Closing Balance Sheet that are actually collected by Buyer during the 90 day (or, with respect to any such accounts receivable from Dell, Inc., the 120 day ) period following the Closing Date plus Seller’s cash balance as of the Closing exceeds the sum of (i) Seller’s trade payables as indicated on the Closing Balance Sheet, (ii) liabilities (excluding Deferred Revenue Liabilities and Retained Liabilities) as indicated on the Closing Balance Sheet and (iii) $1.00.

(u) “GAAP” means generally accepted accounting principles in the United States.

(v) “Governmental Entity” means any applicable federal, state, provincial, territorial, local or foreign governmental, administrative or regulatory authority, commission, body, agency, court or any judicial body or authority.

(w) “Hazardous Material” shall mean (i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

(x) “Hired Employee” means a person listed on Schedule 1.1(x).

(y) “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and all other foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all integrated circuit topographies, integrated circuit topography registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures, topology or topography (“Maskworks”); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all World Wide Web addresses and domain names and applications and registrations therefor, all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(z) “knowledge”, “know” and “known” and similar phrases shall mean, with respect to Seller, the actual knowledge of Ken Barth, Cindy Whitley, Ujwal Halkatti, Sowmya Venkataramani, Nicholas Hoggan and Blake Autry, and, with respect to all other Persons, the actual knowledge of the particular facts such Person would have after reasonable inquiry by the executive management of such Person.

(aa) “Law” or collectively, “Laws” means all applicable statutes, laws, rules, regulations, ordinances, orders, judgments, decrees and other authorizations and approvals of Governmental Entities.

(bb) “ordinary course of business” means any action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

(cc) “Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

(dd) “Parent Stock Price” means the average closing price of Parent Common Stock as reported on the New York Stock Exchange for the 10-day trading period ending on the third trading day prior to the Closing Date (appropriately adjusted for stock splits, recapitalizations, combinations and the like).

(ee) “Permitted Encumbrances” shall mean (i) Encumbrances for current Taxes not yet due and payable and (ii) non-exclusive licenses granted by Seller to its customers pursuant to Assumed Contracts in connection with the sales of products of the Profiler Business in the ordinary course of business.

(ff) “Person” means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

(gg) “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

(hh) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

(ii) “Profiler Business” means the business of Seller related to the Profiler product family to be acquired by Buyer pursuant to this Agreement.

(jj) “Profiler Product Bookings” means the aggregate actual bookings invoiced January 1, 2010 through December 31, 2010 measured in U.S. dollars of Profiler products.

(kk) “Property Taxes” means real property Taxes, personal property Taxes and similar ad valorem Taxes.

(ll) “PTO” means the United States Patent and Trademark Office.

(mm) “Purchased Subsidiary” shall mean Tek-Tools Software Solutions Private Limited.

(nn) “Registered Intellectual Property Rights” means all United States and all other international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Maskwork registrations and applications to register Maskworks; and

(v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, provincial or territorial government or other public legal authority at any time.

(oo) “SEC” means the United States Securities and Exchange Commission.

(pp) “Seller Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including Seller’s Registered Intellectual Property Rights, that (i) is or are owned (in whole or in part) by or exclusively licensed to Seller, or (ii) Seller claims to own (in whole or in part) or claims to have an exclusive license to, in each case, that has been or is currently used in or is held or has been developed for use in, the Profiler Business.

(qq) “Seller Key Person” means an employee of Seller listed on Schedule 1.1(qq).

(rr) “Seller Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, change or effect, in each of the foregoing cases at or before Closing, that, in the aggregate, (i) is or could reasonably be expected to become materially adverse to or materially impair the Profiler Business or the Purchased Assets, or (ii) materially impairs or could reasonably be expected to materially impair the ability of Seller to consummate any of the transactions contemplated by this Agreement or any of the Transaction Documents; provided, however, that none of the following in and of itself shall be deemed (either (i) or (ii) alone or (i) or (ii) in combination) a Seller Material Adverse Effect:

(i) any failure on the part of Seller to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (provided, however, that the facts leading to such failure shall be taken into account in determining whether there has been, or would be, a Seller Material Adverse Effect);

(ii) any adverse effect (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenue or net income or disruption of business relationships) arising from:

(1) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof;

(2) provided that such event, change or action does not affect either Seller or the Profiler Business in a substantially disproportionate manner, other conditions affecting:

a) the industry or any industry section in which Seller operates or participates; or

b) the U.S. economy or financial markets or any foreign economy or financial markets in any location where Seller has material operations or sales;

(3) the taking of any action by Buyer; or

(4) any breach of this Agreement by Buyer.

(ss) “Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

(tt) “Tax” or, collectively, “Taxes” means (i) any and all domestic or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added (including Goods and Services Tax), ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 1.1(tt) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group relief within a jurisdiction or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 1.1(tt) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

(uu) “Tax Return” means any return, declaration, report, election, disclosure, form, estimated return and information statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedules, attachments or addenda thereto, and any amendments thereof.

(vv) “Technology” means all information and Intellectual Property Rights related to, constituting or disclosing, and all tangible or intangible copies and embodiments in any media of, technology, including all know-how, show-how, techniques, trade secrets, inventions and discoveries (whether or not patented or patentable), algorithms, routines, software, files, databases, works of authorship or processes.

(ww) “willful breach” means an action taken with the intent of breaching a covenant (but not a representation or warranty) in this Agreement, the Key Person Non-competition Agreement, the Assignment and Assumption of Obligations Agreement, the Bill of Sale, the Patent Assignment Agreement, the Copyright Assignment Agreement, the Trademark Assignment Agreement or the Domain Name Registration Assignment Agreement, whether or not done with actual malice, that does so breach such a covenant.

(xx) “willful misrepresentation” means an intentional misrepresentation with the intent to deceive.

(yy) “Working Capital Shortfall” means the amount, if any, by which the Closing Working Capital Amount is less than $1.00.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, upon the Closing Date, Seller shall convey, sell, transfer, assign and deliver to, with respect to the assets listed in Section 2.1(i), Holdings and Europe (in the proportions indicated below) and, with respect to all of the other Purchased Assets, Worldwide, and Worldwide shall purchase from Seller, all right, benefit, title and interest existing now or at any time hereafter through the Closing Date (whether or not in inchoate form) in or to all of the assets, properties and rights of Seller that relate to, are used in, were used in, or that have been under development for use in the conduct of the Profiler Business, including those listed below (excluding those assets, properties and rights of Seller identified by Buyer as an Excluded Asset on Schedule 2.2), other than those assets identified in Section 2.1(i), which shall be acquired by Holdings and Europe in the percentages set forth therein:

(a) All Seller Intellectual Property, including the Technology and Intellectual Property Rights listed on Schedule 2.1(a);

(b) The contracts, agreements, contract rights, license agreements, purchase and sale orders, quotations and other executory rights or obligations of successive performance of Seller and commitments of third parties that are set forth on Schedule 2.1(b) hereto (the “Assumed Contracts”);

(c) All marketing materials, training materials, office and reference manuals and similar items that relate to or were used in, or that have been under development for use in, the conduct of the Profiler Business;

(d) The franchises, licenses, permits, consents and certificates of any regulatory, administrative or other governmental agency or body issued to or held by Seller, if any, that relate to or were used in, or that have been under development for use in, the conduct of the Profiler Business (to the extent the same are transferable) (the “Permits”);

(e) The equipment and other tangible personal property that are set forth on Schedule 2.1(e) hereto;

(f) Copies of all books of accounts, customer and supplier lists, including addresses, drawings, files, papers and records relating to the Profiler Business and all information with respect to these customers and suppliers;

(g) All causes of action, judgments and claims or demands of whatever kind or description arising out of or relating to the Profiler Business or the other Purchased Assets (as defined below), including prepayments related to the Profiler Business or the Purchased Assets;

(h) All rights of Seller, if any, under express or implied warranties from suppliers and vendors to Seller that relate to or were used in, or that have been under development for use in, the conduct of the Profiler Business and associated with the Purchased Assets;

(i) All issued and outstanding ownership interests of the Purchased Subsidiary, with 99% of such interests being transferred to Holdings and 1% of such interests being transferred to Europe;

(j) Seller’s cash balance and accounts receivable, in each case, in the amounts indicated on the Closing Balance Sheet; and

(k) All goodwill, if any, associated with the Profiler Business.

The assets, properties and rights to be conveyed, sold, transferred, assigned and delivered to Worldwide, Europe and Holdings pursuant to this Section 2.1 are collectively referred to as the “Purchased Assets.” All of the Purchased Assets shall be sold to Worldwide, Europe and Holdings free and clear of any Encumbrances, other than Permitted Encumbrances. Notwithstanding anything else, Buyer shall not be liable or obligated with respect to any liability, obligation or commitment with respect to any of the foregoing except as expressly provided in Section 2.3 below.

2.2 Excluded Assets. Notwithstanding Section 2.1, the assets identified on Schedule 2.2 shall be retained by Seller and shall not be included in the Purchased Assets (the “Excluded Assets”).

2.3 Agreement to Assume Assumed Obligations.

(a) At the Closing, and subject to the terms and conditions of this Agreement, Worldwide shall assume and agree to discharge and perform when due, those liabilities and obligations of Seller, and only those liabilities and obligations of Seller, that are specifically enumerated in Schedule 2.3(a) (the “Assumed Obligations”); provided, however, and without limiting the generality of the foregoing, Assumed Obligations shall not include (i) any liability for Taxes of any kind of Seller or attributable to the Purchased Assets or the Profiler Business for any taxable period or portion thereof ending on or prior to the Closing Date, including those resulting from the transactions contemplated in this Agreement or the other Transaction Documents, or otherwise (with property taxes with respect to the Purchased Assets allocated between the period of Seller’s and Worldwide’s ownership on a per diem basis), (ii) any obligation of Seller to indemnify any Person (including any of the shareholders of Seller) by reason of the fact that such Person was a director, officer, employee, or agent of any of Seller or any subsidiary, (iii) any liability of Seller for costs and expenses incurred in connection with this Agreement or the transactions contemplated hereby, except as set forth in Section 11.14, or (iv) any note or accounts payable by Seller to any shareholder(s) of Seller.

(b) Except for the Assumed Obligations, Seller shall retain all debts, liabilities, duties, obligations or commitments, whether known or unknown, fixed or contingent, of any nature of Seller or related to the Profiler Business or the Purchased Assets, whether now or hereinafter existing, including pre-closing Taxes, Taxes arising out of the consummation of the transactions contemplated in this Agreement, pre-closing violations of law, obligations to Seller’s employees and contractors, Seller’s transaction costs and any broker’s or similar fees and the liabilities and obligations identified in Schedule 2.3(b) (the “Retained Liabilities”).

2.4 No Expansion of Third Party Rights. The assumption by Worldwide of the Assumed Obligations shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had Buyer not assumed the Assumed Obligations. Without limiting the generality of the preceding sentence, the assumption by Worldwide of the Assumed Obligations shall not create any third party beneficiary rights.

ARTICLE III

PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

3.1 Consideration. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Purchased Assets and certain confidentiality and non-competition agreements between Buyer and Seller as set forth herein and between Buyer and the Seller Key Persons in substantially the form attached hereto as Exhibit A (the “Key Person Non-competition Agreement”), in full payment therefor, (i) Buyer will pay to Seller the Purchase Price set forth in Section 3.2 and (ii) Worldwide will assume the Assumed Obligations.

3.2 Amount. The purchase price (collectively, the “Purchase Price”) for the Purchased Assets shall be paid as follows:

(a) The Closing Consideration shall be delivered to Seller within one (1) business day following the Closing Date by (i) wire transfer of the Closing Cash Consideration in immediately available funds to an account designated by Seller and (ii) issuance to Seller of a stock certificate representing the Closing Share Consideration; and

(b) The Escrow Amount shall be delivered to the Escrow Agent within one (1) business day following the Closing Date by wire transfer of the Escrow Cash in immediately available funds to an account theretofore designated by the Escrow Agent and by issuance of a stock certificate in the name of Escrow Agent representing the Escrow Shares, which Escrow Amount shall be held by the Escrow Agent in accordance with Article IX (the “Escrow Fund”).

(c) Buyer shall deliver, or shall cause to be delivered, the stock certificates representing the Closing Share Consideration and the Escrow Shares to the address specified by Seller and the Escrow Agent, respectively, within two (2) business days after the Closing Date.

(d) Buyer shall deliver to Seller (i) $1,000,000 of the Contingent Consideration (subject to reduction pursuant to Sections 9.2 and 9.3 hereof) within five (5) business days after the date on which Seller delivers to Buyer executed written consents to assignment in form and substance reasonably acceptable to Buyer with respect to each of the agreements listed in Section 1 of Schedule 3.2(d), and (ii) $1,000,000 of the Contingent Consideration (subject to reduction pursuant to Sections 9.2 and 9.3 hereof) within five (5) business days after the date on which Seller delivers to Buyer executed written consents to assignment in form and substance reasonably acceptable to Buyer with respect to each of the agreements listed in Section 2 of Schedule 3.2(d). Following the application of the foregoing and any reduction to the Contingent Consideration pursuant to Sections 9.2 and 9.3 hereof, Buyer shall deliver to Seller any unpaid portion of the Contingent Consideration within five (5) business days after the first anniversary of the Closing Date. Any reduction of the Contingent Consideration pursuant to Sections 9.2 and 9.3 hereof shall be applied to equally reduce the portion of the Contingent Consideration payable with respect to the agreements listed in Section 1 and Section 2 of Schedule 3.2(d).

3.3 Time and Place of Closing. Subject to the terms and conditions set forth in Article VIII of this Agreement, the transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m. (C.S.T.) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in Austin, Texas on the date hereof or on such other date, or at such other time or place, as shall be agreed upon by Seller and Buyer (the “Closing Date”).

3.4 Earn Out Consideration.

(a) Not later than February 13, 2011, Buyer shall assess and calculate the Profiler Product Bookings for the period beginning on the January 1, 2010 and ending on December 31, 2010 (the “Measurement Period”) and shall prepare or cause to be prepared and deliver or cause to be delivered to Seller a written statement (the “Earn Out Analysis Statement”) setting forth Buyer’s final calculation of the Profiler Product Bookings, together with such documentation as may be reasonably necessary to support such calculation. If the Profiler Product Bookings during the Measurement Period shall exceed $8,000,000, then as soon as practicable, which shall be no later than 30 business days following the earlier of (i) the resolution of any disputes pursuant to Section 3.4(c), (ii) the expiration of the time period during which Seller may deliver the Earn Out Objection Notice pursuant to Section 3.4(b) and (iii) the written waiver by Seller of the time period during which Seller may deliver the Earn Out Objection Notice pursuant to Section 3.4(c), Buyer shall pay or cause to be paid to Seller the Earn Out Consideration.

(b) If within 10 days following Seller’s receipt of the Earn Out Analysis Statement, Seller has not delivered to Buyer written notice (the “Earn Out Objection Notice”) of its objections to the Earn Out Analysis Statement (such Earn Out Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then Buyer’s calculation of the Profiler Product Bookings shall be deemed final and conclusive; provided, however, in the event that Buyer fails to deliver to Seller an Earn Out Analysis Statement by February 13, 2011, Seller may deliver to Buyer an Earn-Out Objection Notice no later than March 5, 2011.

(c) If Seller delivers the Earn Out Objection Notice within the periods specified in Section 3.4(b), then Buyer and Seller shall endeavor in good faith to resolve the objections, for a period not to exceed 10 days from the date of delivery of the Earn Out Objection Notice. If at the end of the 10-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to an accounting firm or certified public account (the “Referee”) mutually acceptable to Buyer and Seller. The Referee shall determine any unresolved items within 20 days after the objections that remain in dispute are submitted to it. If any remaining objections are submitted to the Referee for resolution, (i) each party shall furnish to the Referee such work papers and other documents and information relating to such objections as the Referee may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) to the extent that a value has been assigned to any objection that remains in dispute, the

Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; and (iii) the determination by the Referee as set forth in a written notice delivered to both parties by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof.

(d) If the Referee awards a majority of the dollar value of the items actually in dispute and to be resolved by the Referee to Seller, Buyer shall pay the fees and expenses of the Referee. If the Referee awards a majority of the dollar value of the items actually in dispute and to be resolved by the Referee to Buyer, Seller shall pay the fees and expenses of the Referee. Otherwise, such fees and expenses shall be allocated to and borne equally by Buyer and Seller.

3.5 Allocation of Purchase Price. Seller and Buyer shall allocate the Closing Consideration (and Assumed Obligations, to the extent properly taken into account under the Code) and the Contingent Consideration among the Purchased Assets and the covenant not to compete described in Section 7.7 for income tax purposes under Section 1060 of the Code (and the Treasury Regulations promulgated thereunder) in accordance with an allocation schedule (the “Allocation Schedule”) prepared by Buyer within 60 days after the Closing Date and subject to the reasonable approval of Seller. Seller and Buyer shall revise the Allocation Schedule to reflect any adjustment to the Purchase Price pursuant to the provisions of this Agreement. Buyer and Seller shall file all Tax Returns with respect to the transactions contemplated by this Agreement consistently with the Allocation Schedule. Any disputes concerning the Allocation Schedule shall be resolved as provided in Section 7.2(f).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, and acknowledges that Buyer is relying upon such representations and warranties in connection with the purchase of the Purchased Assets, that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Seller to Buyer dated as of the date of this Agreement and attached hereto as Exhibit B (the “Seller Disclosure Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Seller contained in the section of this Agreement corresponding by number to such disclosure and any other representation or warranty of Seller contained in this Article IV to the extent that it is reasonably apparent that the purpose of such disclosure is to provide an exception to or otherwise qualify such other representation or warranty.

4.1 Corporate Organization; Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under applicable Laws. Seller has the corporate power to own its properties and to carry on Seller’s business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Seller Material Adverse Effect. Seller has previously furnished to Buyer a complete and correct copy of Seller’s articles and by-laws, each as amended to date (the “Seller Charter Documents”). Seller is not in violation of any of the provisions of the Seller Charter Documents. Seller does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association, whether incorporated or unincorporated.

4.2 Intentionally omitted.

4.3 Authority.

(a) Seller has all requisite corporate power and authority to enter into this Agreement and the agreements and documents relating hereto (the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the other Transaction Documents have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement and the Transaction Documents by Seller does not, and the performance of this Agreement and the Transaction Documents by Seller shall not, (i) conflict with or violate the Seller Charter Documents, (ii) conflict with or violate any Laws applicable to Seller, or by which any of its assets or properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance, other than a Permitted Encumbrance, on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller’s properties are bound or affected.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Seller Material Adverse Effect and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

4.4 Compliance with Laws. Seller’s properties and operations are in compliance in all material respects with all Laws applicable to Seller or by which any of its properties or operations is bound or affected and no prior failure by Seller to comply with all Laws applicable to Seller or by which any of its properties or operations is bound or affected shall adversely affect the Profiler Business or the Purchased Assets. Seller has not received any notice or other communication (whether written or, to Seller’s knowledge, oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law.

4.5 Financial Statements. Section 4.5 of the Seller Disclosure Schedule contains Seller’s unaudited balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 2008 and December 31, 2009 (the “Year End Financial Statements”) and Seller’s unaudited balance sheet as of the date of this Agreement (the “Closing Balance Sheet” and together with the Year End Financial Statements, the “Seller Financial Statements”). The Seller Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby from the Seller’s books and records. The Seller Financial Statements present fairly, in all material respects, the financial condition of Seller as of such dates and the results of operations of Seller for such periods indicated therein. As determined in accordance with the Closing Balance Sheet, the Closing Working Capital Amount is not less than $1.00. The accounts receivable reflected on the Closing Balance Sheet were recorded in good faith by Seller in a manner consistent with past practice and, to Seller’s knowledge as of the Closing Date, such accounts receivable that comprise part of the Closing Working Capital Amount are collectable.

4.6 No Undisclosed Liabilities. To Seller’s knowledge, Seller does not have any debts, claims, commitments, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, and whether or not required to be disclosed in financial statements, including the notes thereto, prepared in accordance with GAAP, that could adversely affect the Profiler Business or the Purchased Assets or could impair the ability of Seller to consummate the transactions contemplated by this Agreement or any of the Transaction Documents.

4.7 Absence of Certain Changes or Events. Since December 31, 2008, Seller has conducted the Profiler Business in the ordinary course consistent with past practice and there has not been: (i) any Seller Material Adverse Effect; (ii) any revaluation for tax reporting or financial accounting purposes by Seller of any of the Purchased Assets; (iii) any transaction, commitment, contract or agreement entered into by Seller, or any relinquishment by Seller of any contract or other right, in any case adversely affecting or that could reasonably be expected to adversely affect Seller, the Profiler Business or the Purchased Assets; or (iv) any material adverse change in any customer, supplier, licensee or licensor relationship, including any cancellation, termination or adverse modification or threatened cancellation, termination or adverse modification of any such relationship, in each case that is related to Seller, the Profiler Business or the Purchased Assets.

4.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Seller, threatened (including allegations that could form the basis for future action), against Seller or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Seller that has had or would have a Seller Material Adverse Effect. All litigation to which Seller is a party (or, to the knowledge of Seller, threatened to become a party) is disclosed in Section 4.8 of the Seller Disclosure Schedule. Seller does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

4.9 Governmental Authorization. The Permits include each federal, territorial, county or local governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Seller currently operates or holds any interest in any of its properties related to the Profiler Business or (ii) that is required for the operation of the Profiler Business or the holding of any such interest, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permits has not or would not have a Seller Material Adverse Effect.

4.10 Title to Property; Assets.

(a) Seller has good and marketable title to, or in the case of leased properties or assets, a valid leasehold interest in, all of the Purchased Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. Seller shall transfer the Purchased Assets to Buyer free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) The Purchased Assets include all of the assets that are necessary to operate the Profiler Business in the same manner as the Profiler Business was operated by Seller or were used in the operation of the Profiler Business by Seller, other than Excluded Assets. The Purchased Assets are, to the knowledge of Seller, free from defects (patent and latent), and the Purchased Assets have been maintained in accordance with normal industry practice for companies similarly situated to Seller, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they were used and presently are proposed to be used assuming the transaction contemplated by this Agreement is not consummated.

4.11 Intellectual Property Rights.

(a) Section 4.11(a) of the Seller Disclosure Schedule lists or describes (i) all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by Seller (the “Seller Registered Intellectual Property Rights”); (ii) all unregistered Trademarks; (iii) all unregistered Copyrights and Trade Secrets in computer software and any other unregistered Seller Intellectual Property; and (iv) any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Seller Registered Intellectual Property Rights or Seller Intellectual Property.

(b) Each item of Seller Registered Intellectual Property Rights is valid and subsisting. All necessary registration, maintenance and renewal fees that are currently due in connection with the Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or other foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by Seller within 90 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Right. In each case in which Seller has acquired any Technology or Intellectual Property Right from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and any Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Seller. To the maximum extent provided for by, and in accordance with, applicable Laws and regulations, Seller has recorded each assignment related to Seller Registered Intellectual Property Rights with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office or their respective equivalents in any relevant jurisdiction, as the case may be. None of the Intellectual Property Rights used by Seller, other than Intellectual Property Rights licensed from third parties pursuant to valid license agreements listed in Section 4.11(p) of the Seller Disclosure Schedule, are registered in the name of any Person other than Seller.

(c) Each item of Seller Intellectual Property and, to Seller’s knowledge, all Intellectual Property Rights and Technology licensed to Seller (other than commercially available third party software development tools so long as no part of such tools is included in Seller’s products or services), are free and clear of any Encumbrances. Seller is the exclusive owner of all Seller Intellectual Property.

(d) Seller has no knowledge of any facts or circumstances that (i) Seller believes may render any Seller Intellectual Property invalid or unenforceable, including any information or fact that may constitute prior art, (ii) would render any of the Seller Registered Intellectual Property Rights invalid or unenforceable, or (iii) would adversely affect any pending application for any Seller Registered Intellectual Property Right. Seller has not misrepresented, or failed to disclose, nor does Seller have any knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Intellectual Property Right of Seller.

(e) Other than general know-how and information available in the public domain without charge and without any restrictions or limitations, the Seller Intellectual Property listed on Schedule 2.1(a) and the Intellectual Property Rights licensed to Seller pursuant to the Assumed Contracts constitute all the Technology and Intellectual Property Rights used in or necessary to the conduct of the Profiler Business, including the design, development, manufacture, use, import and sale of products, technology and performances of services (including products, technology or services under development at such time).

(f) Seller has taken reasonable steps to protect its rights in its confidential information in any Technology and in the Seller Intellectual Property Rights for companies similarly situated to Seller. Without limiting the foregoing, Seller has, and enforces, a policy requiring each employee or independent contractor to execute a proprietary information, confidentiality and inventions assignment agreement, the form of which has been provided to Buyer, and all current and former employees and independent contractors of Seller have executed such an agreement that covers the periods of time in which such individuals were engaged by Seller.

(g) To the extent that any Seller Intellectual Property has been developed or created by any Person other than Seller or jointly with any Person other than Seller, Seller has a written agreement with such Person with respect thereto, and thereby has irrevocably obtained worldwide, perpetual ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights included in the Purchased Assets including the right to seek past and future damages with respect thereto by operation of law or by valid assignment; and has received the waiver with respect thereto of all non-assignable rights including but not limited to all author or moral rights. Each current and former employee or independent contractor has entered into a valid and binding written agreement with Seller sufficient to vest title in Seller of all Technology and Intellectual Property Rights included in the Purchased Assets created by such employee or independent contractor.

(h) All Seller Intellectual Property was developed and created solely by either (i) employees of Seller acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Seller, and no third party owns or has any rights or claims to any of the Seller Intellectual Property.

(i) The contracts, licenses and agreements listed in Section 4.11(i) of the Seller Disclosure Schedule include all contracts, licenses and agreements pursuant to which any Person has licensed any Technology or Intellectual Property Rights to Seller in connection with the Profiler Business or the Purchased Assets (excluding non-negotiated “shrinkwrap” or “clickwrap” license agreements that grant Seller a license to standard software that is equally available to Buyer on standard terms and conditions at a cost of less than $2,000 per agreement and $10,000 in the aggregate). Seller is not in breach of nor has it failed to perform under any of the foregoing contracts, licenses or agreements and, to Seller’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(j) The operation of the Profiler Business, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing of the products, technology or services of Seller did not, does not, and will not when conducted by Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction, and Seller has not received notice from any Person claiming that such operation of the Profiler Business or any act, product, technology or service (including products, technology or services currently under development) of Seller infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

(k) To Seller’s knowledge, there are no contracts, licenses or agreements between Seller and any other Person with respect to Seller Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Seller thereunder.

(l) To Seller’s knowledge, no Person is infringing or misappropriating, or has infringed or misappropriated, any Seller Intellectual Property. Seller has not brought any action, suit or proceeding for infringement of any Seller Intellectual Property or breach of any license or agreement involving Intellectual Property Rights against any third party.

(m) No Seller Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use or enforceability of the foregoing.

(n) All Seller Intellectual Property is fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

(o) Seller has not transferred ownership of, or granted exclusive rights to use, any Technology or Intellectual Property Right that is or was Seller Intellectual Property, to any other Person.

(p) The contracts, licenses and agreements listed in Section 4.11(p) of the Seller Disclosure Schedule include all contracts, licenses and agreements to which Seller is a party with respect to any Technology or Intellectual Property Rights included in the Purchased Assets, including any licenses granted to third parties with respect to any of the Seller Intellectual Property (excluding (i) non-exclusive licenses granted by Seller to its customers pursuant to Assumed Contracts in connection with sales of products of the Profiler Business in the ordinary course of business and (ii) non-negotiated “shrinkwrap” or “clickwrap” license agreements that grant Seller a license to standard software that is equally available to Buyer on standard terms and conditions at a cost of less than $2,000 per agreement and $10,000 in the aggregate). All customers that have been granted non-exclusive licenses pursuant to Assumed Contracts in connection with sales of products of the Profiler Business in the ordinary course of business have executed and agreed to be bound by Seller’s standard form of end-user license agreement, which Seller has provided to Buyer. Any Intellectual Property Rights used by Seller in the conduct of the Profiler Business that are not Seller Intellectual Property are listed in Section 4.11(p) of the Seller Disclosure Schedule and all such Intellectual Property Rights are licensed to Seller pursuant to the Assumed Contracts. The termination or expiration of any inbound licenses of Technology or Intellectual Property Rights (other than commercially available third party software development tools so long as no part of such tools is included in Seller’s products or services) will not adversely affect the operation of the Profiler Business. No Person who has licensed Technology or Intellectual Property Rights to Seller has ownership rights or license rights to improvements made by Seller in such Technology or Intellectual Property Rights which has been licensed to Seller.

(q) Section 4.11(q) of the Seller Disclosure Schedule lists all contracts, licenses and agreements between Seller and any other Person wherein or whereby, with respect to the Profiler Business or any Purchased Asset, Seller has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Seller or such other Person of the Intellectual Property Rights of any Person other than Seller.

(r) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of law or otherwise, of any contracts or agreements to which Seller is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Seller Intellectual Property, (ii) Buyer granting to any third party any right, title or interest to or with respect to any Technology Intellectual Property Rights owned by, or licensed to, Buyer pursuant to any agreement to which Seller is a party or by which it is bound, (iii) Buyer being bound by, or subject to, any agreement not to compete or other restriction on the operation or scope of its business or the Profiler Business, (iv) any restriction on the ability of Buyer to share information relating to its ongoing business or operations of the Profiler Business, or (v) Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Seller prior to the Closing Date pursuant to agreements to which Seller is a party or by which it is bound.

(s) Seller does not and has not used any Public Software in connection with the development of its products or services or incorporated any Public Software into its products or services related to the Profiler Business. The list in Section 4.11(s) of the Seller Disclosure Schedule shall contain (i) the name of the Public Software, (ii) the license name and version pursuant to which Seller has received a license to such Public Software, and (iii) a short statement regarding how the Public Software is being used by Seller. Notwithstanding the foregoing, (a) Seller is in full compliance with all Public Software license agreements to which Seller is a party, and (b) Seller’s use or incorporation of Public Software has not and does not (i) grant to any third party any rights in Seller’s products, services or intellectual property, (ii) require the licensing, disclosure, or distribution of any source code developed by or for Seller, (iii) require Seller to license the use of its products or services to third parties without charge, or (iv) create restrictions on or immunities to Seller’s enforcement of its intellectual property rights. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects Seller’s exclusive ownership of such Combined Software. The term “Public Software” includes software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(t) All data which has been collected, stored, maintained or otherwise used by Seller and its subsidiaries related to the Profiler Business has been collected, stored, maintained, used and disclosed in accordance with all applicable Laws, rules and regulations and contracts to which Seller is a party. Neither Seller nor any of its subsidiaries has received a notice of non-compliance with applicable data protection Laws, rules and regulations or contracts related to the Profiler Business. Seller and its subsidiaries have made all registrations that Seller and its subsidiaries are required to have made in relation to the processing of data related to the Profiler Business, and are in good standing with respect to such registrations related to the Profiler Business, with all fees due within ninety (90) days of the date hereof duly made. With respect to the Profiler Business, Seller’s and its subsidiaries’ practices are, and have always been, in compliance with (i) their then-current privacy policy or statement, including the privacy policy or statement posted on Seller’s and its subsidiaries’ websites, and (ii) their customers’ privacy policies, when required to do so by contract. With respect to the Profiler Business, Seller and its subsidiaries have implemented and maintained appropriate and reasonable measures to protect and maintain the confidential nature of any personal information. With respect to the Profiler Business, Seller and its subsidiaries have adequate technological and procedural measures in place in accordance with industry standards for companies similarly situated to Seller to protect personal information collected by Seller or a subsidiary of Seller against loss, theft and unauthorized access or disclosure. Seller and its subsidiaries have the full power and authority to transfer any and all rights in any individual’s personal information in Seller’s and its subsidiaries’ possession or control to be transferred to Buyer in connection with this Agreement. Neither Seller nor any subsidiary of Seller is subject to any obligation that would prevent Buyer from using the personal information to be transferred to Buyer in connection with this Agreement in a manner consistent with any Law, rule or regulation regarding the collection, retention, use, or disclosure of such information.

(u) Each registered Trademark of Seller is used in its jurisdiction of registration, in association with all wares and services for which it is registered and in the form appearing in the applicable registration, and has been used with sufficient continuity in association with those wares and in such form, and any use by licensee of the Trademark has been controlled and enforced by Seller, so as to avoid any abandonment, cancellation, expungement or other such challenge against the Trademark associated with non-continuous use, or otherwise (including the unenforceability of the Trademark, in each applicable jurisdiction).

(v) Seller and each of its subsidiaries employ commercially reasonable measures in accordance with industry standards for companies similarly situated to Seller to ensure that no software related to the Profiler Business contains any viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.

(w) Seller owns and has good title to the source code used in, held for use in or developed for use in all the Profiler Business (collectively, the “Source Code”). The Source Code (i) has at all times been maintained in confidence, (ii) has been disclosed by Seller only to employees or third parties who need to have access to such Source Code and are bound by written non-disclosure obligations or as may be required for copyright registration purposes, (iii)

has not been sold, transferred, or licensed to any customer or third party; (iv) is not the subject of any escrow or similar agreement or arrangement giving any third party rights in such Source Code upon the occurrence of certain events; and (v) to the extent such Source Code is the subject of any escrow or similar agreement as listed on Section 4.11(w) of the Seller Disclosure Schedule, no events have occurred that would give rise to the release of such Source Code to such third party and Seller has no reason to believe that such an event is likely to occur.

4.12 Taxes. Except as set forth in Section 4.12 of the Seller Disclosure Schedule, all Taxes imposed by federal, state, other local government or other subdivision or instrumentality of the United States, or any foreign country or any state or other government thereof, or any other taxing authority, that are due or payable by Seller with respect to the Profiler Business, and all interest and penalties thereon, whether disputed or not, and which would result in the imposition of an Encumbrance on the Purchased Assets or against Buyer, other than Taxes which are not yet due and payable, have been paid in full, all Tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by Law to be made by Seller with respect to employees’ withholding Taxes have been duly made. Seller is not delinquent in the payment of any Tax, assessment or governmental charge or deposits which would result in the imposition of an Encumbrance on the Purchased Assets or against Buyer, and Seller does not have a Tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim, which would result in the imposition of any Encumbrances on the Purchased Assets or against Buyer. No audit or other examination by a taxing authority of any Tax return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or examination.

4.13 Employee Benefit Plans. Seller is not a party to any pension, profit sharing, savings, retirement or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan or other employee welfare benefit plan, or to any collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees association or similar organization.

4.14 Agreements, Contracts and Commitments. Section 4.14 of the Seller Disclosure Schedule contains a true, complete and correct list of contracts (or, in the case of oral contracts, summaries thereof) to which Seller is a party and which could affect the Profiler Business or the Purchased Assets after the Closing or could adversely affect Buyer (collectively, the “Material Contracts”). True and complete copies of all written Assumed Contracts and true and complete summaries of all oral Assumed Contracts (and all amendments, waivers or other modifications thereto) have been furnished to Buyer. Each Assumed Contract is valid, subsisting, in full force and effect and binding upon Seller and, to the knowledge of Seller, the other parties thereto in accordance with its terms. Seller is not in default (and no condition exists that, with notice or lapse of time or both, would constitute a default by Seller) under any Assumed Contract, which default would give the other party the right to terminate or modify such Assumed Contract or would accelerate any obligation or payment by Seller, nor, to the knowledge of Seller, is any other party to any Assumed Contract in default thereunder (or does any condition exist that, with notice or lapse of time or both, would constitute a default by any such party). None of the Assumed Contracts is currently being renegotiated, and the validity, effectiveness and continuation of each of the Assumed Contracts will not be materially adversely affected by the transactions contemplated by this Agreement. To the knowledge of Seller, no party to any of the Assumed Contracts has made, asserted or has any defense, setoff or counterclaim under its Assumed Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Assumed Contract. None of the Assumed Contracts shall be terminated or impaired or become terminable, nor shall any default occur under any such Assumed Contracts, as a result of the transactions contemplated by this Agreement, and Seller has obtained all necessary consents, waivers and approvals of parties to any Assumed Contract as are required thereunder in connection with the transactions contemplated hereby or for such Assumed Contract to remain in effect without modification after the Closing. Following the Closing Date, Buyer will be permitted to exercise all of Seller’s rights under the Assumed Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

4.15 Transactions with Affiliates. To Seller’s knowledge, none of the Assumed Contracts is between Seller and any of Seller’s directors, officers, employees (other than ordinary course proprietary information, invention assignment, non-competition or non-solicitation agreements that restrict the ability of such employee to compete with or solicit from the Company), consultants, representatives or shareholders or any member of any director, officer, employee, consultant, representative or shareholder’s family. None of Seller’s directors, officers, employees, consultants, representatives or shareholders has any direct or indirect interest in any entity that does business with Seller, has any direct or indirect interest in any property, asset or right used by Seller in the conduct of the Profiler Business or has any contractual relationship with Seller other than such relationships that result solely from being a director, officer, employee, consultant, agent, representative or shareholder of Seller.

4.16 Environmental Matters. Seller is in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits and all past non-compliance, if any, of Seller with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, except where such failure to comply or failure to resolve will not affect Seller, the Profiler Business, the Purchased Assets or Buyer.

4.17 Customers and Suppliers. Each contract, agreement, contract right, license agreement, purchase and sale order or other executory right between Seller and its customers or Suppliers in excess of $10,000 and related to the Profiler Business is set forth on Schedule 2.1(b). Section 4.17 of the Seller Disclosure Schedule sets forth a true and correct list of (a) all customers from whom the Profiler Business has recognized revenue during the most recent fiscal year and (b) the ten largest suppliers of the Profiler Business, on the basis of cost of goods or services purchased for the most recent fiscal year (collectively, the “Customers and Suppliers”). Since December 31, 2008, Seller has not received notice that there has been a loss of, or material subscription cancellation by, any such Customer or Supplier or notice of termination by any other material customer.

4.18 Warranties; Defects; Liabilities. Each product developed, sold, licensed, leased, or delivered by Seller, and each service rendered by Seller, in the course of the Profiler Business has been in conformity with all applicable contractual commitments and all express and implied warranties except where the failure to be in such conformity would not have a Seller Material Adverse Effect. Seller has no liability (and to the knowledge of Seller, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) for replacement or repair of any such products or with respect to any such services, or for other damages in connection therewith. No product manufactured, sold, licensed or delivered by Seller, or service rendered by Seller, in the course of the Profiler Business is subject to any guarantee, warranty, or other indemnity beyond the applicable standard terms and conditions of Seller relating to such sale, license, delivery or service.

4.19 Employee Matters

(a) To Seller’s knowledge, Seller has not made any oral or written statements to current employees of Seller indicating or implying that Buyer has an obligation to employ such employee permanently or for any fixed period of time after Closing or to pay any compensation or provide any employee benefit.

(b) There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Seller that could affect the Profiler Business or the Purchased Assets or adversely affect Buyer’s operation of the Profiler Business substantially in the manner being conducted. Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Seller. To the knowledge of Seller, there are no current attempts to organize or establish any labor union or employee association with respect to any employees of Seller.

4.20 Complete Copies of Materials. To Seller’s knowledge, Seller has delivered or made available in all material respects true and complete copies of each document that has been requested by Buyer or its counsel in writing to any of the Persons identified on Schedule 4.20 in connection with Buyer and its counsel’s legal and accounting review of Seller, except where the failure to so provide such copies would not materially and adversely affect the Purchased Assets or the Profiler Business.

4.21 Bankruptcy; Insolvency

(a) Seller has not (i) instituted proceedings under any applicable bankruptcy Law, (ii) had a bankruptcy proceeding filed against it, (iii) filed a petition or answer of consent seeking reorganization under any bankruptcy or any similar Law or similar statute, (iv) consented to the filing of any such petition, (v) had appointed a Custodian of it or any of its assets or property, (vi) made a general assignment for the benefit of creditors, (vii) admitted in writing its inability to pay its debts generally as they become due, (viii) become insolvent, (ix) failed generally to pay its debts as they become due, or (x) taken any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

(b) The occurrence of the Closing and the transactions contemplated by this Agreement, before and after Closing, shall not cause Seller to, and as a result of the transactions contemplated by this Agreement, Seller shall not be required to, (i) institute proceedings under any applicable bankruptcy Law, (ii) have a bankruptcy proceeding filed against it, (iii) file a petition or answer of consent seeking reorganization under any bankruptcy or any similar Law or similar statute, (iv) consent to the filing of any such petition, (v) have appointed a Custodian (as defined below) of it or any of its assets or property, (vi) make a general assignment for the benefit of creditors, (vii) admit in writing its inability to pay its debts generally as they become due, (viii) become insolvent, (ix) fail generally to pay its debts as they become due, or (x) take any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

(c) Seller is receiving reasonably equivalent value in exchange for the Purchased Assets.

4.22 Brokers or Finders. Except for Union Square Advisors LLC, neither Seller nor any of the Shareholders has incurred, or will incur, directly or indirectly, as a result of any action taken by Seller, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

4.23 No Restrictions. Seller is not a party to, and no asset or property of Seller is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement (non-compete or otherwise) (each a “Restriction”) that restricts or prohibits, or purports to restrict or prohibit, Seller from freely engaging in any business now conducted or contemplated by Seller or from competing anywhere in the world (including any contracts, covenants or agreements restricting the geographic area in which Seller may sell, license, market, distribute or support any products or technology or provide services; or restricting the markets, customers or industries that Seller may address in operating its business; or restricting the prices which Seller may charge for its products or technology or services), or includes any grants by Seller of exclusive rights or licenses other than Restrictions which do not and will not affect the Profiler Business, the Purchased Assets or the Assumed Obligations.

4.24 Purchased Subsidiary. Seller is aware and agrees that the Purchased Assets include 149,982 equity shares of Indian Rupees 10/- each (“Subsidiary Shares”), comprising the entire outstanding and fully paid up share capital of the Purchased Subsidiary, and that such Subsidiary Shares will be transferred, free of any and all Encumbrances, to Buyer and/or its nominees or representatives as set forth herein. The transfer of such Subsidiary Shares will be completed at such time as agreed between Seller and Buyer and the parties will endeavor to complete the same as part of the Closing. In relation to the operations of the Purchased Subsidiary and the Subsidiary Shares, Seller represents and warrants to Buyer as below, and further confirms that such representations and warranties will, as far as applicable, be deemed to be repeated by Seller at the time of completion of the transfer of the Subsidiary Shares to Buyer and/or Buyer’s nominees or representatives:

(a) The Subsidiary Shares have been validly issued and are fully paid up and are free from Encumbrances. Upon transfer of such Subsidiary Shares to Buyer or its representatives or nominees, such transferees will acquire good and valid title to the Subsidiary Shares, free and clear of any and all Encumbrances.

(b) The Purchased Subsidiary is a company duly organized and validly existing under the laws of India and has the requisite corporate power and authority (including all required statutory and other registrations, consents and approvals) required to carry on its business as it is now being conducted.

(c) Other than the Subsidiary Shares, no other shares or other securities (including any options, rights, warrants or other instruments that may give rise to a right in favor of any person to acquire shares in the Purchased Subsidiary) have been issued.

(d) Seller has provided to Buyer audited financial statements, along with the report of auditors and Board of Directors of the Purchased Subsidiary, for the period ending March 31, 2009 (collectively, the “Subsidiary Financial Statements”), and Seller represents that the Purchased Subsidiary does not have any liabilities other than that disclosed in the Subsidiary Financial Statements.

(e) On and from April 1, 2009,

(i) the business and affairs of the Purchased Subsidiary have been conducted in accordance with past practices consistent with applicable law and for purposes of its business, and no extraordinary commitments have been made or expenses incurred by or on behalf of the Purchased Subsidiary;

(ii) there has been no event, condition or occurrence that has had or would reasonably be expected to have a material adverse effect on the Purchased Subsidiary;

(iii) Except the increase in the rate of compensation approved in the ordinary course of operations, there has been no increase in any manner in the rate of compensation of any consultant, officer or other employee employed or retained by the Purchased Subsidiary;

(iv) There has been no damage to or destruction or loss of any of the assets of the Purchased Subsidiary, whether or not covered by insurance that had or is reasonably expected to have a material adverse effect on the Purchased Subsidiary; and

(v) The Purchased Subsidiary has not cancelled or refused to honor any debts owed by it.

(f) The Purchased Subsidiary has maintained all relevant records and registers (including the registers and records required to be maintained under the Companies Act, 1956 of India, and the relevant Tax Laws in India) for recording its financial and other transactions in accordance with applicable Law, and such records and registers fairly and accurately reflect the transactions undertaken, or statement of assets and liabilities, as the case may be.

(g) The Purchased Subsidiary’s use of Intellectual Property Rights, whether created by itself or licensed from any other person, are in accordance with the terms of applicable law and in terms of relevant licenses obtained from third parties. Seller has received no notice of, and to the knowledge of Seller there is no basis for a claim that the operations, activities, products, software, equipment, machinery or processes of the Purchased Subsidiary infringe upon any Intellectual Property Rights of any person.

(h) The Purchased Subsidiary does not have any legal proceedings initiated by or against it (including any notices received from any Governmental Entity).

(i) The Purchased Subsidiary has, within the time and in the manner prescribed under applicable law, filed with the appropriate governmental and other authorities, all Tax Returns that it is required to file for all Tax periods in respect of its business and paid all Taxes that have become due pursuant to such returns or pursuant to any assessment which have become payable. To the knowledge of Seller, all such Tax Returns were prepared in good faith and disclose all Taxes required to be paid in respect of the business of the Purchased Subsidiary.

(j) The Purchased Subsidiary is in compliance with applicable Law relating to employees and employee benefits, and is prompt in paying the employees and other persons engaged by it, all salary and other benefits (including provident fund dues) due to them.

(k) Seller has disclosed and has caused the Purchased Subsidiary to disclose in writing to Buyer, prior to the execution hereof, correct and complete details of all material and relevant facts and particulars relating to the matters, affairs, operations, prospects, assets and liabilities of the Purchased Subsidiary, to enable Buyer and/or its representatives and advisers to conduct proper due diligence of the condition, business, operations or prospects of the Purchased Subsidiary.

4.25 Representations Complete. To Seller’s knowledge, none of the representations or warranties made by Seller herein or in any Schedule hereto, including the Seller Disclosure Schedule, or in any certificate furnished by Seller pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a fact, or omits to state any fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders, severally but not jointly, represents and warrants to Buyer, and acknowledges that Buyer is relying upon such representations and warranties in connection with the purchase of the Purchased Assets, that the statements contained in this Article V are true and correct.

5.1 Authority.

(a) Such Shareholder has all requisite power and authority to enter into this Agreement. The execution and delivery of this Agreement and the performance by such Shareholder of its obligations hereunder have been duly authorized by all necessary action (whether corporate or otherwise) on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of its obligations hereunder shall not, conflict with or violate any Laws applicable to such Shareholder, or any injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority or court to which the Shareholder is subject or conflict with, or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, Permits or other arrangement to which Seller is a party or by which it is bound or to which its assets are subject.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder.

5.2 Rights to Intellectual Property. Such Shareholder owns no Intellectual Property Rights used in the Profiler Business.

5.3 Brokers or Finders. Such Shareholder has not incurred, and will not incur, directly or indirectly, as a result of any action taken by such Shareholder, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

5.4 Accredited Investor Status. Each Person receiving shares of Parent Common Stock issued hereunder, and each Person (including shareholders of Seller) to whom Seller shall distribute or transfer shares of Parent Common Stock issued hereunder, is an “accredited investor” as defined in Regulation D of the Securities Act of 1933, as amended.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, and acknowledges that Seller is relying upon such representations and warranties in connection with the sale of the Purchased Assets, that the statements contained in this Article VI are true and correct.

6.1 Corporate Organization, Standing and Power. Each of Parent, Worldwide, Holdings and Europe is an entity duly organized, validly existing and in good standing under applicable Laws. Each such entity has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Buyer Material Adverse Effect. None of such entities is in violation of any of the provisions of its certificate of incorporation, bylaws or other applicable organizational documents.

6.2 Authority.

(a) Each of Parent, Worldwide, Holdings and Europe has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent, Worldwide, Holdings and Europe. This Agreement and the other Transaction Documents have been duly executed and delivered by each of Parent, Worldwide, Holdings and Europe and constitute valid and binding obligations of each such entity enforceable against each such entity in accordance with their terms subject to (i) Laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement and the other Transaction Documents by each of Parent, Worldwide, Holdings and Europe do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the certificate of incorporation, bylaws or other applicable organizational documents of such entity.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any of Parent, Worldwide, Holdings and Europe in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Buyer Material Adverse Effect and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

6.3 Parent Common Stocks. The shares of Parent Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances and adverse claims other than (i) restrictions imposed by state or federal securities laws or (ii) liens, pledges, options, charges, restrictions or other encumbrances created by the recipient of such Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement will not have been issued in violation of any preemptive rights or rights of first refusal or similar rights. The shares of Parent Common Stock to be issued pursuant to this Agreement will be issued pursuant to an exemption to registration requirements under the federal and Texas securities laws, assuming the accuracy of the investor suitability representations of Seller and each Shareholder as the recipients of such Parent Common Stock.

6.4 Buyer SEC Documents. Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Parent SEC Reports”). Each Paernt SEC Report complied as of its filing date as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Parent SEC Report was filed. True and correct copies of all Parent SEC Reports filed prior to the date hereof are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Parent has resolved with the staff of the SEC any comments it may have received prior to the date of this Agreement in comment letters to Parent from the staff of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder, including the provisions therein relating to recent acquisitions. As used in this Section 6.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

6.5 Financial Statements. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Buyer Financial Statements”) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Parent’s Quarterly Reports on Form 10-Q, as permitted by Form 10-Q under the Exchange Act). The Parent Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end audit adjustments).

6.6 Brokers or Finders. Buyer has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Buyer, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Intentionally omitted.

7.2 Tax Matters.

(a) Tax Returns. Seller shall prepare or cause to be prepared and shall timely file or cause to be timely filed all Tax Returns of or with respect to the Purchased Assets (including the Purchased Subsidiary) that are required to be filed on or prior to the Closing Date, or that are for any Tax period ending on or prior to the Closing Date, regardless of whether required to be filed before, on or after the Closing Date. Buyer shall prepare or cause to be prepared and shall timely file or cause to be timely filed all Tax Returns of or with respect to the Purchased Assets (including the Purchased Subsidiary) required to be filed after the Closing Date for taxable periods ending after the Closing Date. All Tax Returns with respect to the Purchased Assets (including the Purchased Subsidiary) prepared by or on behalf of Seller, or prepared by or on behalf of Buyer for a Straddle Period, shall be prepared in a manner consistent with prior Tax Returns filed by or with respect to the Purchased Assets (including the Purchased Subsidiary), except as otherwise required by applicable Law. Subject to Section 7.2(e), Seller or Buyer, as applicable, shall timely remit or cause to be remitted to the appropriate Governmental Authority all Taxes shown to be due on such Tax Returns. Seller shall provide any Tax Returns for which it is responsible pursuant to this Agreement to Buyer no later than 30 days prior to the filing thereof; and any disputes concerning the manner in which such Tax Returns are prepared shall be resolved as provided in Section 7.2(f). To the extent Seller would be responsible for all or any portion of the Taxes shown on any Tax Return for a Straddle Period, such Tax Return shall be provided to Seller no later than 30 days prior to the filing thereof; and any disputes concerning the manner in which such Tax Returns are prepared shall be resolved as provided in Section 7.2(f). Except as required by a determination of a Governmental Authority, neither Buyer nor Seller shall amend or permit to be amended any Tax Returns with respect to the Purchased Assets (including the Purchased Subsidiary) to the extent such amendment by or permitted by Buyer could increase the liability of Seller hereunder, or such amendment by or permitted by Seller could adversely affect Buyer or any of its affiliates for the Post-Closing Tax Period.

(b) Tax Election Covenant. From the date of this Agreement until the Closing, neither Seller (to the extent relevant to the Purchased Assets) nor the Purchased Subsidiary shall make or change any material Tax election (including any such election to change the status of any entity as a corporation, partnership or disregarded entity for Tax purposes), adopt or change any Tax accounting method (including depreciation rates and valuation methods), enter into any closing agreement in respect of Taxes, settle or compromise any material Tax claim or assessment, enter into any Tax ruling, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(c) Responsibility for Payment of Certain Taxes. Seller shall be responsible for and shall indemnify and hold Buyer and its affiliates (including the Purchased Subsidiary) harmless from and against (A) all Taxes imposed on or with respect to the Purchased Assets (including the Purchased Subsidiary) relating or attributable to any Pre-Closing Tax Period, including, for the avoidance of doubt, Taxes attributable to any bonuses or other compensatory payments in connection with the transactions contemplated by this Agreement, and Taxes allocable in accordance with Section 7.2(e) to the portion of any Straddle Period ending on and including the Closing Date, (B) all Taxes imposed on the Purchased Subsidiary or for which any of them is responsible as a result of being or having been at any time during the Pre-Closing Tax Period a member of an affiliated, consolidated, combined, unitary, fiscal unity or similar group of which Seller or any of its affiliates is or was a member, or as a transferee or successor, by operation of law or otherwise, (C) all Taxes imposed on the Purchased Subsidiary or for which any of them is responsible as a result of being or having been at any time during the Pre-Closing Tax Period a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or arrangement or any other agreement or arrangement to indemnify any other Person for Taxes, (D) all Taxes of Seller for any taxable period, and (E) all Taxes arising as a result of any breach of any representation or warranty under Section 4.12 (Taxes) or this Section 7.2, including, in the case of each of the foregoing, all related Losses (such Taxes and Losses set forth in items (A), (B), (C), (D) and (E), the “Pre-Closing Taxes”); provided, however, that Taxes arising on the Closing Date by reason of actions not specifically contemplated by this Agreement taken by or at the request of Buyer or any of its affiliates outside of the ordinary course of business following the Closing and without the consent of Seller shall be the responsibility of Buyer.

(d) Transfer Taxes. Transfer Taxes attributable to the transactions occurring pursuant to this Agreement shall be borne by Seller. To the extent permitted by applicable Law, the Parties shall cooperate and use commercially reasonable efforts to minimize such Transfer Taxes. For purposes of this Agreement, the term “Transfer Taxes” shall mean all transfer, filing, recordation, ad valorem, value added, sales and use, bulk sales, stamp duties, excise, GST, license or similar fees or taxes.

(e) Allocation of Taxes for Straddle Periods. All Property Taxes (for the avoidance of doubt, other than Transfer Taxes) levied with respect to the Purchased Assets (or the assets of the Purchased Seller Subsidiaries) for any Straddle Period shall be apportioned between Buyer and Seller based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Taxes other than Property Taxes levied with respect to the Purchased Subsidiary for any Straddle Period shall be calculated by means of a closing of the books and records of the relevant Purchased Subsidiary, as applicable, as of the close of the Closing Date, as if such Straddle Period ended as of the close of the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill, assessment or other notice of Tax due, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.2(e) together with such supporting evidence as is reasonably necessary to calculate the amount payable. The amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 7.2(e), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 7.2(e) and not made when due shall bear interest at the rate of 8.0% per annum.

(f) Tax Dispute Resolution. If Buyer and Seller are unable to resolve any disputes regarding Tax matters relating to the Purchased Assets (including the Purchased Subsidiary) within 60 days, the disputed issue or issues shall be referred for resolution to a partner at a “Big 4” accounting firm (or other internationally recognized accounting firm) reasonably acceptable to Buyer and Seller, who shall be requested to resolve the disputed issues, on the basis of the position most likely to be sustained if challenged in a court having initial jurisdiction over the matter (which, for U.S. federal income tax issues, shall be deemed to be the United States Tax Court). The scope of the accounting firm’s engagement (which will not be an audit) shall be limited to the resolution of the disputed issues. The decision of such accounting firm shall be delivered within 90 days following the submission of such matter and shall be final and binding on the parties, and the costs of such accounting firm shall be borne equally by Seller and Buyer. If a disputed Tax Return becomes due (taking into account extensions of time to file, which shall be sought as necessary to avoid the delinquent filing of any Tax Returns), it shall be filed as determined by the Party responsible for the preparation and filing of such Tax Return pursuant to this Agreement, and shall be amended and re-filed as required by the outcome of the referral to the accounting firm as provided herein.

(g) Cooperation. Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least ten (10) years following the Closing Date.

(h) Conflicts. Notwithstanding anything to the contrary contained in this Agreement, all matters relating to Taxes shall be governed by this Section 7.2. To the extent of a conflict between the provisions of this Section 7.2 and any other section of this Agreement, this Section 7.2 shall govern and control.

7.3 Use of Trademarks. Following the Closing, Seller shall cease to use and shall not license any third party to use, or consent to the use by any third party of, any of the names or trademarks included in the Purchased Assets (or any similar or deceptively similar name, slogan, logo or trademark thereto), including “Tek-Tools” and “Profiler.”

7.4 Further Assurances. Following the Closing, the Parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller and the Shareholders agree to assist Buyer, Seller or its or their designee, in every proper way, to secure the rights of Buyer or Seller in any Seller Intellectual Property Rights, including the completion and filing of any patent, trademark or copyright applications with the PTO or any foreign agency.

7.5 Buyer Conduct With Respect to Profiler Product Bookings. Buyer covenants that it will use its commercially reasonable efforts to achieve Profiler Product Bookings of not less than $8,000,000 during the Measurement Period.

7.6 Consents. With respect to the agreements listed in Section 4.3(b) or 4.3(c) of the Seller Disclosure Schedule, to the extent Buyer waives the delivery of a consent to the assignment of such agreement, Seller agrees (i) to use its reasonable efforts to obtain such consent promptly after the Closing and (ii) that any transfer fees required to be paid in order to obtain such consent shall be Retained Liabilities.

7.7 Non-competition; Non-solicitation.

(a) Seller agrees that for a period of sixty (60) months commencing on the Closing Date, Seller shall not, and will cause its subsidiaries not to, without the express written approval of Buyer, (i) engage in the Profiler Business, (ii) solicit for any Person or business that is competitive with the Profiler Business or Buyer’s business (but excluding the business of any successor-in-interest of Buyer that is unrelated to Buyer’s business on the date of such succession) as conducted on the date hereof or at the time of the solicitation any Person who was during the 24-month period preceding the Closing a customer of the Profiler Business or (iii) solicit, request, advise or knowingly induce any Person who was during the 24-month period preceding the Closing a customer, vendor (other than legal counsel and accountants), supplier, independent contractor or other business contact of Seller related to the Profiler Business or any Purchased Asset, or who is a current or potential (as of the Closing Date) customer, vendor, supplier, independent contractor or other business contact of Seller related to the Profiler Business or any Purchased Asset to cancel, curtail or otherwise adversely change its relationship with Buyer as owner of the Profiler Business.

(b) Seller agrees that for a period of eighteen (18) months commencing on the Closing Date, Seller shall not, and shall cause its subsidiaries not to, (i) hire or attempt to hire any Hired Employee or solicit, induce, recruit or encourage (or attempt to solicit, induce, recruit or encourage) any Hired Employee to leave or terminate their employment with Buyer. Notwithstanding the foregoing, it shall not be a breach of this paragraph for Seller to (x) solicit Hired Employees through, or hire Hired Employees who respond to, general advertisements in newspapers and/or other media of general circulation (including advertisements posted on the Internet), job fairs or other similar general solicitation, so long as they are not specifically directed towards such Hired Employees, (y) engage any recruiting firm or similar third-party organization to identify or solicit Persons for employment on Seller’s behalf, which may result in the solicitation of any Hired Employee who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target or contact any Hired Employee or employees of Buyer or the Profiler Business generally, or (z) solicit or hire any Hired Employee whose employment with Buyer or any of its subsidiaries has been terminated for at least 90 days (provided there was no breach of this paragraph or any other agreement with Purchaser with respect to such Hired Employee prior to the commencement or expiration of such 90-day period following termination).

7.8 Reimbursement of Accounting Expenses. At Closing, or no later than 15 days following the termination of this Agreement, Buyer shall reimburse Seller for accounting fees in the amount of $125,000.

7.9 Non-Reliance. Buyer acknowledges and agrees that neither Seller nor the Shareholders is making any representation or warranty, expressed or implied, at law or in equity, with respect to estimates, projections, expected operating results or any forward-looking statements with respect to growth potential of any current customers of the Profiler Business. Buyer specifically disclaims that it is relying upon or has relied upon any such representations or warranties and acknowledges and agrees that Seller and the Shareholders have specifically disclaimed, and that they do hereby specifically disclaim, any such representation or warranty by any Person.

7.10 Rule 144. Buyer shall file all required reports (other than Form 8-K reports) under Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended, until the first anniversary of the Closing Date.

7.11 Accounts Receivable. Not later than 90 days (or, in the case of accounts receivable from Dell, Inc., 120 days) after the Closing Date, Buyer shall pay to Seller an amount of cash equal to the Excess Accounts Receivable.

7.12 Purchased Subsidiary Interests. With respect to any interests in the Purchased Subsidiary that are not owned by Seller and that are not delivered to Buyer at Closing (the “Remaining Interests”), Seller shall cause the owners of such Remaining Interests to sell, assign, transfer and deliver such Remaining Interests to Buyer within 25 business days following the Closing Date without the payment of any additional consideration by Buyer.

ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

ESCROW AND INDEMNIFICATION

9.1 Survival of Representations, Warranties and Covenants. The representations and warranties in Articles IV and VI shall survive through and until that date that is 365 days following the Closing Date; provided, however, that the Surviving Representations (as defined in Section 9.2 below) shall survive through and until that date that is 548 days following the Closing Date; provided further, that with respect to fraud or willful misrepresentation, and with respect to willful breach, the applicable representations and warranties shall survive indefinitely. Unless otherwise specified herein, covenants in this Agreement shall survive the Closing until such covenants are fully performed by the applicable party or waived by the beneficiaries thereof.

9.2 Indemnification.

(a) From and after the Closing, and subject to the provisions of Section 9.1 and Section 9.3, Seller and each of the Shareholders (the “Indemnifying Parties”), jointly and severally, shall indemnify and hold harmless Buyer and its stockholders, directors, officers, employees, affiliates, agents and attorneys (the “Indemnified Parties”) against, and reimburse them for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable legal fees and expenses, and the out-of-pocket costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by the Indemnified Parties (i) as a result of any breach of any representation, warranty, agreement or covenant on the part of Seller or any of the Shareholders under this Agreement or any Transaction Document, or in respect of any Employee Non-competition Agreement, (ii) as a result of fraud or willful misrepresentation by Seller or any of the Shareholders, (iii) as a result of willful breach by Seller or any of the Shareholders, (iv) other than the Assumed Obligations, arising out of the ownership or operation of the Profiler Business or Purchased Assets on or prior to the Closing, (v) other than Assumed Obligations, related to employment matters occurring on or prior to the Closing Date, (vi) directly relating to any Retained Liabilities, or (vii) directly relating to Seller’s failure to obtain third-party consents to assignment with respect to the contracts identified on Schedule 3.2(d) (collectively, the “Damages”). Damages as used herein is not limited solely to matters asserted by third parties, but includes Damages incurred or sustained by Buyer in the absence of claims by a third party.

(b) Unless otherwise specified herein, including Section 9.1 and Section 9.3 hereof, the Indemnifying Parties’ liability for Damages resulting from breaches of representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect through and until that date that is 365 days following the Closing Date. Notwithstanding the foregoing:

(i) the Indemnifying Parties’ liability for Damages resulting from breaches of representations, warranties, agreements and covenants relating to intellectual property rights (Section 4.11) shall survive through and until that date that is 548 days following the Closing Date;

(ii) the Indemnifying Parties’ liability for Damages resulting from breaches of representations, warranties, agreements and covenants relating to Seller’s authority (Section 4.3), title to property and assets (Section 4.10) and taxes (Section 4.12) shall survive until thirty (30) days after expiration of the applicable statutes of limitations; and

(iii) the Indemnifying Parties’ liability for Damages resulting from fraud or willful misrepresentation or resulting from willful breach shall survive indefinitely.

The representations, warranties, agreements and covenants relating to Seller’s authority (Section 4.3), financial statements (Section 4.5), title to property and assets (Section 4.10), intellectual property rights (Section 4.11) and taxes (Section 4.12) are collectively referred to herein as the “Surviving Representations.”

9.3 Limitations.

(a) Except for injunctive relief and similar equitable remedies and except for Damages relating to or arising out of (i) fraud or willful misrepresentation, or willful breach by Seller or any of the Shareholders, or (ii) any alleged breach of the Surviving Representations (collectively the “Excluded Damages”), recourse to the Escrow Fund in accordance with the provisions hereof and the Escrow Agreement shall be Buyer’s sole and exclusive remedy available only for Damages under Section 9.2 above; provided, however, that with respect to Excluded Damages, Buyer shall first seek to satisfy such Excluded Damages from the Escrow Fund and, if the Escrow Fund shall be insufficient to satisfy such Excluded Damages or shall have been released, then Buyer shall be entitled to seek recourse from other sources; and provided further, that Buyer shall be entitled to and shall first seek to satisfy Damages related to or arising from Seller’s failure to obtain third-party consents to assignment with respect to the contracts identified on Schedule 3.2(d) through a reduction of the Contingent Consideration payable under Section 3.2(d) by an amount equal to the amount of such Damages and, if the amount of the Contingent Consideration shall be insufficient to satisfy such Damages or shall have been released, then Buyer shall be entitled to seek recourse from the Escrow Fund, and if the Escrow Fund shall be insufficient or shall have been released, then Buyer shall be entitled to seek recourse from other sources.

(b) Other than the Excluded Damages, no indemnification from the Escrow Fund with respect to any Damages otherwise payable under Section 9.2 above shall be payable until such time as all such indemnifiable Damages shall aggregate to more than $100,000, after which time the Escrow Fund shall be drawn upon for all indemnifiable Damages (including the first $100,000); provided, however, that the foregoing limitation shall not apply to Buyer’s reduction of the Contingent Consideration based on Damages related to or arising from Seller’s failure to obtain third-party consents to assignment with respect to the contracts identified on Schedule 3.2(d).

(c) Any claims by Buyer against the Indemnifying Parties for any Damages other than fraud and willful misrepresentation shall not exceed, in the aggregate, the Purchase Price payable hereunder.

(d) The Indemnifying Parties shall not be liable for any Damages to the extent that such Damages have been otherwise recovered by Buyer or satisfied by any other Person including as a result of Buyer receiving or being reasonably able to receive compensation for such Damages pursuant to any policy of insurance maintained by Buyer. Except for remedies available at law or in equity and except as specifically provided in this Agreement, indemnification under this Article IX is Buyer’s sole remedy for claims that may be based upon, arise out of or relate to this Agreement. Damages for which the Indemnifying Parties shall be liable shall not include special, incidental or punitive damages (except to the extent such Damages are payable to a third party).

9.4 Escrow.

(a) At the Closing, Buyer will deposit the Escrow Amount, without any act of Seller, with the Escrow Agent, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Cash may be invested as jointly directed in writing by Buyer and Seller from time to time. In the absence of joint written instructions, the Escrow Cash shall be invested by the Escrow Agent in a U.S. Bank, National Association, money market deposit account, as more fully described on Exhibit L hereto. Any interest, earnings and income (including dividends and other distributions in respect of the Escrow Shares) that accrue on the Escrow Amount during the period of time during which the Escrow Amount is held in the Escrow Fund shall be deemed to be part of the Escrow Fund; provided, however, that Buyer shall be required to report and pay the Taxes due on such interest, earnings and income, unless, and until, the Escrow Fund (or any portion thereof) is paid or released to Seller in accordance with the terms of this Agreement. The Escrow Shares shall be appropriately adjusted for stock splits, recapitalizations, combinations and the like consummated by Buyer.

(b) Subject to the following requirements, the Escrow Fund shall remain in existence through and until that date that is 365 days following the Closing Date (the “Escrow Period”). Upon the expiration of the Escrow Period, and within ten (10) business days thereafter, any and all Escrow Cash and/or Escrow Shares remaining in the Escrow Fund shall be released from the Escrow Fund to Seller after accounting for (i) all amounts theretofore validly distributed out of the Escrow Fund to the Indemnified Parties pursuant to this Article IX and (ii) the retention of an amount of Escrow Cash and Escrow Shares equal, in the aggregate, to such portion of the remaining Escrow Fund which, subject to the objection of the Indemnifying Parties and the subsequent arbitration of the matter in a manner consistent with this Article IX, is necessary to satisfy any unsatisfied claims specified in any Damages Certificate (as defined in Section 9.4(c)) delivered to the Indemnifying Parties prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as such claims have been resolved (such resolution to be evidenced by the written agreement of Buyer and the Indemnifying Parties or the written decision of the arbitrators as described below), and within two (2) business days thereafter, the Escrow Agent shall deliver to Seller the remaining portion of the Escrow Fund not required to satisfy any remaining claims.

(c) In the event that any Indemnified Party has incurred or sustained Damages or reasonably anticipates that it will incur or sustain Damages, the Indemnified Party shall deliver to the Indemnifying Parties a certificate signed by any officer of the Indemnified Party (a “Damages Certificate”) (A) stating that the Indemnified Party has incurred or sustained Damages or reasonably anticipates that it could incur or sustain Damages and (B) specifying in reasonable detail the individual items of Damages included, and a good faith estimate of the amount of such Damages, or the basis for such anticipated liability.

(d) The Indemnifying Parties shall have twenty (20) days following their receipt of a Damages Certificate to object to any claim or claims made in a Damages Certificate. In the event that the Indemnifying Parties have not objected within such twenty (20) day period to a Damages Certificate, then the Escrow Agent shall remit to the Indemnified Party an amount of Escrow Cash and a number of Escrow Shares that in the aggregate are equal to the amount set forth in such Damages Certificate and the Escrow Fund shall be reduced by such amount (it being agreed that (i) such remittance shall first be paid out of available Escrow Cash before Escrow Shares are used and (ii) the Escrow Shares shall be valued at a per share amount equal to the closing price of Parent Common Stock as reported on the New York Stock Exchange on (A) if no Objection Certificate shall be delivered, the last day of the twenty (20) day period referred to in this Section 9.4(d), (B) if an Objection Notice is delivered and the parties resolve such objection pursuant to Section 9.4(e) within the fifteen (15) day period referred to in Section 9.4(e), the last day of such fifteen (15) day period or (C) if an Objection Notice is delivered and the parties submit such objection to arbitration pursuant to Section 9.4(e), the date of the arbitrator’s written decision referred to in Section 9.4(e)) (as appropriately adjusted for Parent stock splits, recapitalizations, combinations and the like). In the event that the Indemnifying Parties so object within such twenty (20) day period, such objection must be in the form of a certificate signed by the Indemnifying Party or its authorized member or manager and delivered to the Indemnified Party (an “Objection Certificate”), which certificate shall set forth the item or items of Damages in the Damages Certificate to which the Indemnifying Parties are objecting and a reasonable basis for each such objection.

(e) For a period of fifteen (15) days after the delivery of an Objection Certificate, the Indemnified Party and the Indemnifying Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims as are objected to therein. If such an agreement is reached as to all or any portion of the Damages that are subject to the Objection Certificate, then a letter setting forth such agreement shall be prepared and signed by both parties and, where an Indemnified Party is entitled to be compensated from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such letter. If no such agreement can be reached after good faith negotiation during such 15-day period, either the Indemnifying Parties or the Indemnified Parties may make a written demand for arbitration of the matter no later than 30 days after the expiration of such 15-day period unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Parties and the Indemnified Parties. In the event that within 20 days after submission of any dispute to arbitration the Indemnifying Parties and the Indemnified Parties cannot mutually agree on one arbitrator, the Indemnifying Parties and the Indemnified Parties shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or a majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including reasonable legal fees and costs, to the same extent as a competent court of law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim objected to in such Objection Certificate shall be binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(f) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Austin, Texas, under the rules then in effect of the American Arbitration Association. The payment of all fees and expenses of the parties to any such arbitration, as well as the fees of the arbitrator(s) and the administrative fee of the American Arbitration Association, shall be payable in accordance with Section 11.10.

9.5 Third Party Claims.

(a) In the event an Indemnified Party becomes aware of a third party claim that the Indemnified Party reasonably believes may result in a demand for indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Parties of such claim, and the Indemnifying Parties shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Parties shall relieve the Indemnifying Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Parties are thereby prejudiced.

(b) Notwithstanding anything contained in Section 9.5(a) above, the Indemnifying Parties will have the right to defend any Indemnified Party against the Third Party Claim with counsel of their choice reasonably satisfactory to the Indemnified Party if (A) the Indemnified Party is negligently conducting the defense of the Third Party Claim or (B) so long as (i) the Indemnifying Parties notify the Indemnified Party in writing within 30 business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Parties will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Parties provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief against Buyer or any successor-in-interest of Buyer to the Profiler Business, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Buyer or any successor-in-interest of Buyer to the Profiler Business, likely to establish a precedential custom or practice that could be materially adverse to the continuing business interests of the Indemnified Party (such materiality in its good faith judgment), and (v) the Indemnifying Parties are not negligent in their conduct of the defense of the Third Party Claim. The Indemnifying Parties will not consent to the entry of a judgment or enter into any settlement agreement with respect to a Third Party Claim without the prior written consent of the Indemnified Party, unless such judgment or settlement includes a full release of the Indemnified Party in respect of all indemnifiable Damages resulting therefrom, related thereto or arising therefrom.

(c) In the event any of the conditions in Section 9.5(b)(B) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Parties in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable legal fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX; provided, however, that notwithstanding anything contained in this Section 9.5(c), the Indemnifying Parties shall be entitled, at their expense, to participate in, but not determine or conduct, the defense of such Third Party Claim.

9.6 Escrow Agent’s Duties.

(a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer and an officer of Seller.

(b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(e) The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days’ prior written notice to each of Buyer, Seller and the Shareholders, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Buyer and Seller may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or any state thereof having a combined capital and surplus of not less than $100,000,000, shall be jointly appointed by Buyer and Seller in writing. Any such successor escrow agent shall deliver to Buyer, Seller and the Shareholders a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund. Thereafter, the predecessor Escrow Agent shall be discharged from any further duties and liabilities under this Agreement.

(f) In performing any duties hereunder, the Escrow Agent shall not be liable to any Party for damages, losses, or expenses, except for gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible if acting in good faith for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any Party to this Agreement.

(g) If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent shall await the arbitrators’ decision as specified in Section 9.4(e) and act to make or withhold payments out of the Escrow Fund in accordance with such decision.

(h) Buyer, Seller and the Shareholders and their respective successors and assigns, jointly and severally, shall indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement.

(i) All fees of the Escrow Agent for performance of its duties hereunder shall be paid one-half (1/2) by Buyer and one-half (1/2) by Seller in accordance with the standard fee schedule of the Escrow Agent as set forth on Exhibit M hereto. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if an controversy arises, or if the Escrow Agent is a made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys’ fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or ligitation.

(j) Any extraordinary fees and expenses, including any fees or expenses (including the fees or expenses of outside counsel to the Escrow Agent) incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Amount or the validity of a Damages Certificate or Objection Certificate shall, unless otherwise ordered by the applicable arbitrator, be paid 50% by Seller and 50% by Buyer within ten (10) days of receipt of a written invoice from Escrow Agent accompanied by evidence of a written invoice for such fees and expenses received by Escrow Agent.

ARTICLE X

[INTENTIONALLY OMITTED]

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) on the fifth business day after being mailed by certified mail (return receipt requested), (c) the next business day after delivery to a recognized overnight courier or (d) upon the first business day after the transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party for a party as shall be specified by like notice):

(a) if to Buyer, to:

SolarWinds, Inc.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

Attention: Chief Financial Officer and General Counsel

Facsimile No.: (512) 857-0190

Telephone No.: (512) 682-9300

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, Texas 78746

Attention: Paul R. Tobias

Facsimile No.: (512) 338-5499

Telephone No.: (512) 338-5400

(b) if to Seller, to:

Tek-Tools, Inc.

4040 McEwen Drive, Suite 240

Dallas, Texas 75244

Attention: Kenneth P. Barth

Phone: (972) 980-2890

Fax: (972) 866-0714

(c) if to the Shareholders, to:

Kenneth P. Barth

10456 Countess Drive

Dallas, Texas 75229

Phone: (214) 232-1847

Carolyn F. Barth

10456 Countess Drive

Dallas, Texas 75229

Phone: (972) 571-3131

Cindy Whitley

6236 Turner Way

Dallas, Texas 75230

Phone: (972) 742-7484

(d) if to the Escrow Agent, to:

U.S. Bank, National Association

One California Street, Suite 1000

San Francisco, CA 94111

Attention: Sheila K. Soares

Telephone No.: 415-273-4582

Facsimile No.: 415-273-4590

11.2 Interpretation. When a reference is made in this Agreement to Exhibits, Schedules or Sections, such reference shall be to an Exhibit, Schedule or Section to or of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Transaction Documents, the Nondisclosure Agreement dated as of August 6, 2009 between Buyer and Seller, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules (including the Seller Disclosure Schedule) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person any rights or remedies hereunder.

11.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any federal or state court located within Austin, Texas, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

11.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.8 Assignment. This Agreement and any of the rights, interests, or obligations incurred hereunder, in part or as a whole, at any time after the Closing, are freely assignable by Buyer. This Agreement and any of the rights, interests, or obligations incurred hereunder, in part or as a whole, are assignable by Seller only upon the prior written consent of Buyer, which consent shall not be unreasonably withheld. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

11.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.10 Legal Fees. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party’s or parties’ reasonable legal fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by Buyer if the prevailing party is Seller and/or any Shareholder(s) and shall be paid by Seller if the prevailing party is Buyer.

11.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.12 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

11.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

11.14 Transaction Expenses. Seller, Buyer and the Shareholders will bear their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.15 Brokers or Finders Fees. Seller and the Shareholders agree to indemnify and hold harmless Buyer from and against any liability for any fee, compensation, commission or expense (including legal fees) arising out of any claim by any Person acting or claiming to act on behalf of Seller or the Shareholders for any fee, compensation, commission or expense with respect to this Agreement and the transactions contemplated hereby. Buyer agrees to indemnify and hold harmless Seller and the Shareholders from and against any liability for any fee, compensation, commission or expense (including legal fees) arising out of any claim by any Person acting or claiming to act on behalf of Buyer for any fee, compensation, commission or expense with respect to this Agreement and the transactions contemplated hereby.

11.16 Public Disclosures.

(a) Unless otherwise required by Law, or the rules and regulations of any stock exchange or quotation services on which such party’s stock is traded or quoted, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of Buyer or Seller or its subsidiaries without the prior written approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed). If in the judgment of Buyer or Seller such a news release or public announcement is required by Law or the rules or regulations of any stock exchange or quotation services on which such party’s stock is traded or quoted, the party intending to make such release or announcement shall use commercially reasonable efforts to provide written notice to the other party of the contents of such release or announcement and to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

(b) Except as otherwise required by applicable Law or court process or as may be reasonably required to file such Shareholder’s tax returns, each Shareholder shall keep confidential this Agreement and the terms of the transactions contemplated hereby and no Shareholder shall issue or cause the publication of any press release or other public announcement with respect to this Agreement and the transactions contemplated by this Agreement, in each case without the written consent of Buyer.

11.17 Seller Acknowledgement. Seller and the Shareholders acknowledge that the representations and warranties of Seller and of the Shareholders contained in this Agreement or in any Transaction Document shall not be deemed waived by any investigation by Buyer, its officers, directors, employees, counsel, accountants, advisors, representatives and agents. The right to indemnification, reimbursement or other remedy based upon the breach or inaccuracy of such representations, warranties, agreements, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, agreement, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any agreement, covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, agreements, covenants and obligations.

11.18 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:
SOLARWINDS, INC.

By:	/s/ Kevin B. Thompson
Name:	Kevin B. Thompson
Title:	President, Chief Operating Officer, Chief Financial Officer and Treasurer

SOLARWINDS WORLDWIDE, LLC

By:	/s/ Kevin B. Thompson
Name:	Kevin B. Thompson
Title:	President, Chief Operating Officer, Chief Financial Officer and Treasurer

SOLARWINDS SOFTWARE EUROPE (HOLDINGS) LIMITED

By:	/s/ Bryan A. Sims
Name:	Bryan A. Sims
Title:	Director

SOLARWINDS SOFTWARE EUROPE LIMITED

By:	/s/ Kevin B. Thompson
Name:	Kevin B. Thompson
Title:	Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:
TEK-TOOLS, INC.

By:	/s/ Ken P. Barth
Name:	Ken P. Barth
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO ASSETS PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDERS:

/s/ Carolyn F. Barth
Carolyn F. Barth

/s/ Ken P. Barth
Ken P. Barth

/s/ Cindy Whitley
Cindy Whitley

SIGNATURE PAGE TO ASSETS PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ESCROW AGENT:

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Sheila K. Soares
Name:	Sheila K. Soares
Title:	Vice President

SIGNATURE PAGE TO ASSETS PURCHASE AGREEMENT